INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-51219 and 333-108994 of The Procter & Gamble Company on Form S-8 of our report dated 22 September 2005 appearing in this Annual Report on Form 11-K of the Procter & Gamble Ireland Employees Share Ownership Plan for the year ended
June 30, 2005.


/S/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE
Newcastle upon Tyne, United Kingdom

22 September 2005